[Letterhead of Branden T. Burningham]


July 13, 2000

William F. Pratt, President
Galtech Semiconductor Materials Corporation
923 West 500 North
Lindon, Utah 84042


Re: Opinion letter, dated June 15, 2000, regarding shares of common stock of Galtech Semiconductor Materials Corporation, a Utah corporation (the "Company")


Dear Dr. Pratt:

     I hereby consent to being named in the Prospectus included in the Company's Registration Statement on Form SB-2 as having rendered the above-referenced opinion and as having represented the Company in connection with such Registration Statement.

                                                  Sincerely yours,

                                                  /s/ Branden T. Burningham

                                                  Branden T. Burningham